Exhibit 99.1

Related Party Information

Eagle River Satellite Holdings, LLC, Eagle River Investments and Eagle River, Inc.

The Company is party to a warrant agreement with Eagle River Satellite Holdings, LLC (“ERS”) to purchase an aggregate of three million shares of its Class A common stock at a weighted average exercise price of $0.01 per share. The warrants are exercisable through December 12, 2012. The warrants were originally granted to Eagle River Investments, LLC (“ERI”), the sole member of ERS, and were transferred to ERS along with ERI’s other interests in the Company.

The Company reached an agreement with Eagle River, Inc. in November 2005 to provide advisory services to the Company. This agreement has an annual fee of $500,000 and is payable in quarterly installments in stock or cash, at the Company’s option. The Company is current in its obligations under the agreement, all of which have been satisfied through delivery of stock.

ERS is the Company’s controlling stockholder with an economic interest of approximately 33.6% and a voting interest of approximately 65.8% as of December 31, 2010. Mr. Salemme is a Vice President of ERS, ERI, and Eagle River, Inc.